Exhibit 99.1


         Electroglas Announces $25,750,000 Private Placement


    SAN JOSE, Calif.--(BUSINESS WIRE)--March 22, 2007--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced it has entered into definitive agreements for the private placement of $25,750,000 of the Company's 6.25% Convertible Senior Subordinated Secured Notes due 2027. The private placement is expected to close on or about March 26, 2007.

    The Company intends to use the net proceeds from the sale of the Notes to pay off the $8.5 million in bonds outstanding due June 15, 2007, and the remainder for general corporate purposes, including working capital and capital expenditures.

    Upon issuance, the investors may convert the Notes into the Company's common stock any time prior to the scheduled maturity date of March 26, 2027. The conversion price is $2.295 per share, which represents a 12.5% premium over the closing price of the Company's common stock on March 21, 2007. If fully converted, the Notes would convert into approximately 11.22 million shares of the Company's common stock. The Notes are fully redeemable by the Company at any time after March 26, 2010 at 100% of the principal amount plus accrued and unpaid interest. Interest is payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2007. The Company has the right to convert the Notes into common stock if the common stock trades above 150% of the conversion price for 20 of 30 trading days.

    The securities are being sold to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended. Piper Jaffray & Co. was the placement agent in the financing.

    This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    About Electroglas

    Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.


    CONTACT: Electroglas, Inc.
             Candi Lattyak, +1-408-528-3801 (Investor Relations) clattyak@electroglas.com